Exhibit 99.6:  Consolidated Financial Statements and Notes

COSTAR GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of CoStar Group, Inc.:

We have audited the accompanying consolidated balance sheets of CoStar Group, Inc., as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express and opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoStar Group, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Oversight Board (United States), the effectiveness of CoStar Group, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2007 expressed an unqualified opinion thereon.

         /s/ Ernst & Young LLP

McLean, Virginia
February 19, 2007 (June 22, 2007 as to the change in operating segments described in Note 14)

COSTAR GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2004	2005	2006

Revenues	$112,085	$134,338	$158,889
Cost of revenues	35,384	44,286	56,136
Gross margin	76,701	90,052	102,753

Operating expenses:
Selling and marketing	29,458	38,351	41,774
Software development	8,492	10,123	12,008
General and administrative	27,654	27,550	30,707
Restructuring charge	—	2,217	—
Purchase amortization	4,351	4,469	4,183
	69,955	82,710	88,672
Income from operations	6,746	7,342	14,081
Other income:
Interest income	1,314	3,455	6,845
Income before income taxes	8,060	10,797	20,926
Income tax (benefit) expense	(16,925)	4,340	8,516
Net income	$24,985	$6,457	$12,410

Net income per share — basic	$1.38	$0.35	$0.66
Net income per share — diluted	$1.33	$0.34	$0.65

Weighted average outstanding shares — basic	18,165	18,453	18,751
Weighted average outstanding shares — diluted	18,827	19,007	19,165

See accompanying notes.

COSTAR GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	December 31,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$28,065	$38,159
Short-term investments	106,120	119,989
Accounts receivable, less allowance for doubtful accounts of approximately $1,602 and $1,966 as of December 31, 2005 and 2006	5,673	9,202
Deferred income taxes, net	4,475	7,904
Prepaid expenses and other current assets	2,205	3,497
Total current assets	146,538	178,751

Deferred income taxes, net	18,690	6,973
Property and equipment, net	15,144	18,407
Goodwill, net	43,563	46,497
Intangibles and other assets, net	22,847	23,172
Deposits	1,277	1,637
Total assets	$248,059	$275,437

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,484	$1,878
Accrued wages and commissions	4,640	6,018
Accrued expenses	6,742	6,098
Deferred revenue	7,638	8,817
Deferred rent	1,533	1,334
Total current liabilities	22,037	24,145

Deferred income taxes, net	1,226	1,182
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 30,000 shares authorized; 18,674 and 19,081 issued and outstanding as of December 31, 2005 and 2006	187	191
Additional paid-in capital	295,920	302,936
Accumulated other comprehensive income	1,348	4,520
Unearned compensation	(2,712)	—
Accumulated deficit	(69,947)	(57,537)
Total stockholders’ equity	224,796	250,110
Total liabilities and stockholders’ equity	$248,059	$275,437
See accompanying notes.

COSTAR GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

		Common Stock		Additional		Accumulated Other		Total
	Comprehensive Income	Shares	Amount	Paid-In Capital	Unearned Compensation	Comprehensive Income	Accumulated Deficit	Stockholders’ Equity
Balance at December 31, 2003		17,877	$179	$267,183	$—	$2,396	$(101,389)	$168,369
Net income	$24,985	—	—	—	—	—	24,985	24,985
Foreign currency translation adjustment	1,729	—	—	—	—	1,729	—	1,729
Net unrealized loss on short-term investments	(166)	—	—	—	—	(166)	—	(166)
Comprehensive income	$26,548
Exercise of stock options		421	4	6,293	—	—	—	6,297
Release of valuation allowance related to the deferred tax benefit for exercised stock options		—	—	9,523	—	—	—	9,523
Stock issued for PeerMark acquisition		5	—	207	—	—	—	207
Balance at December 31, 2004		18,303	183	283,206	—	3,959	(76,404)	210,944
Net income	6,457	—	—	—	—	—	6,457	6,457
Foreign currency translation adjustment	(2,431)	—	—	—	—	(2,431)	—	(2,431)
Net unrealized loss on short-term investments	(180)	—	—	—	—	(180)	—	(180)
Comprehensive income	$3,846
Exercise of stock options		299	3	7,409	—	—	—	7,412
Deferred tax benefit for exercised stock options		—	—	2,215	—	—	—	2,215
Restricted stock		72	1	3,090	(3,091)	—	—	—
Amortization of unearned compensation		—	—	—	379	—	—	379
Balance at December 31, 2005		18,674	187	295,920	(2,712)	1,348	(69,947)	224,796
Net income	12,410	—	—	—	—		12,410	12,410
Foreign currency translation adjustment	2,950	—	—	—	—	2,950	—	2,950
Net unrealized loss on short-term investments	222	—	—	—	—	222	—	222
Comprehensive income	$15,582	—	—	—	—	—	—
Exercise of stock options		270	3	6,566	—	—	—	6,569
Swaps of shares for exercise		(20)	(1)	(938)	—	—	—	(939)
Restricted stock grants		165	2	34	—	—	—	36
Restricted stock grants surrendered		(12)	—	(234)	—	—	—	(234)
Stock compensation expense, net of forfeitures		—	—	4,094	—	—	—	4,094
Employee Stock Purchase Plan		4	—	206	—	—	—	206
Impact upon adoption of SFAS 123R		—	—	(2,712)	2,712	—	—	—
Balance at December 31, 2006		19,081	$191	$302,936	$—	$4,520	$(57,537)	$250,110

See accompanying notes.

COSTAR GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2004	2005	2006
Operating activities:
Net income	$24,985	$6,457	$12,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,525	5,725	5,734
Amortization	7,485	5,989	6,076
Income tax (benefit) expense	(17,052)	4,245	7,658
Provision for losses on accounts receivable	401	979	1,813
Stock based compensation expense	—	379	4,155
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	117	(2,652)	(5,080)
Prepaid expenses and other current assets	98	(330)	(1,205)
Deposits	(11)	(317)	(246)
Accounts payable and accrued expenses	3,064	1,683	688
Deferred revenue	111	761	748
Net cash provided by operating activities	24,723	22,919	32,751

Investing activities:
Purchases of short-term investments	(90,588)	(250,272)	(109,040)
Sales of short-term investments	71,944	224,234	95,393
Purchases of property and equipment and other assets	(9,032)	(8,393)	(12,959)
Acquisitions, net of acquired cash	(2,270)	(4,301)	(1,887)
Net cash used in investing activities	(29,946)	(38,732)	(28,493)

Financing activities:
Exercise of stock options	6,297	7,412	5,582
Net cash provided by financing activities	6,297	7,412	5,582

Effect of foreign currency exchange rates on cash and cash equivalents	90	(341)	254
Net increase (decrease) in cash and cash equivalents	1,164	(8,742)	10,094
Cash and cash equivalents at beginning of year	35,643	36,807	28,065
Cash and cash equivalents at end of year	$36,807	$28,065	$38,159

Supplemental disclosure of non-cash transactions:
Deferred tax benefit for exercised stock options	$9,523	$2,215	$—

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

1. ORGANIZATION

CoStar Group, Inc. (the “Company”) has created a comprehensive, proprietary database of commercial real estate information for metropolitan areas throughout the United States, United Kingdom and France. Based on its unique database, the Company provides information services to the commercial real estate and related business community in the United States, United Kingdom and France.  Historically, the Company has operated in one segment.  Due to the increased size, complexity, and funding requirements associated with the international expansion in 2007, the Company began to manage its business geographically in two operating segments, with the primary areas of measurement and decision-making being the United States and International, which includes the U.K. and France.  The information services are typically distributed to its clients under subscription-based license agreements, which have a minimum term of one year and renew automatically.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain previously reported amounts have been reclassified to conform to the Company’s current presentation.

Revenue Recognition

The Company primarily derives revenues from providing access to its proprietary database of commercial real estate information. The Company generally charges a fixed monthly amount for its subscription-based services. Subscription contract rates are based on the number of sites, number of users, organization size, the client’s business focus and the number of services to which a client subscribes. Subscription-based license agreements typically have a minimum term of one year and renew automatically.

Revenues from subscription-based services are recognized on a straight-line basis over the term of the agreement. Deferred revenue results from advance cash receipts from customers or amounts billed in advance to customers from the sales of subscription licenses and is recognized over the term of the license.

Cost of Revenues

Cost of revenues principally consists of salaries and related expenses for the Company’s researchers who collect and analyze the commercial real estate data that is the basis for the Company’s information services. Additionally, cost of revenues includes the cost of data from third-party data sources, which is expensed as incurred, and the amortization of database technology.

Significant Customers

No single customer accounted for more than 5% of the Company’s revenues for each of the years ended December 31, 2004, 2005 and 2006.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Foreign Currency Translation

The Company’s functional currency in its foreign locations is the local currency.  Assets and liabilities are translated into U.S. dollars as of the balance sheet date.  Revenue, expenses, gains and losses are translated at the average exchange rates in effect during each period.  Gains and losses resulting from translation are included in accumulated other comprehensive income.  Net gains or losses resulting from foreign currency exchange transactions are included in the consolidated statement of operations.  The Company had an increase (decrease) in comprehensive income of approximately ($2.4) million and $3.0 million from the translation of its foreign subsidiary’s assets and liabilities into U.S. dollars for the years ended December 31, 2005 and 2006, respectively.  There were no material gains or losses from foreign currency exchange transactions for the years ended December 31, 2005 and 2006.

Comprehensive Income

For the years ended December 31, 2004, 2005 and 2006, total comprehensive income was approximately $26.5 million, $3.8 million and $15.6 million, respectively. As of December 31, 2006, accumulated other comprehensive income included foreign currency translation adjustments of approximately $4.7 million and unrealized losses on short-term investments of approximately $147,000.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $584,000, $200,000 and $4.0 million for the years ended December 31, 2004, 2005 and 2006, respectively.

Income Taxes

The Company provides for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (“SFAS No. 109”). Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and the basis reported in the Company’s consolidated financial statements. Deferred tax liabilities and assets are determined based on the difference between financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Valuation allowances are provided against assets, including net operating losses, if it is anticipated that some or all of the asset may not be realized through future taxable earnings or implementation of tax planning strategies.

Net Income Per Share

Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period on a basic and diluted basis. The Company’s potentially dilutive securities include stock options. Diluted net income per share considers the impact of potentially dilutive securities except in periods in which there is a net loss as the inclusion of the potential common shares would have an anti-dilutive effect.

Stock-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“SFAS 123R”), which addresses the accounting for share-based payment transactions in which the Company receives employee services in exchange for equity instruments. The statement eliminates the Company's ability to account for share-based compensation transactions as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and generally requires that equity instruments issued in such transactions be accounted for using a fair-value based method and the fair value of such equity instruments be recognized as expense in the consolidated statements of operations.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Stock-Based Compensation — (Continued)

Under the fair-value recognition provisions of SFAS 123R, stock-based compensation cost is estimated at the grant date based on the fair value of the awards expected to vest and recognized as expense ratably over the requisite service period of the award.  The Company recognizes compensation costs for awards with graded vesting over the straight-line method.

The Company adopted SFAS 123R using the modified prospective method, which requires the application of the accounting standard as of January 1, 2006. In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the pro forma information required under SFAS 123 for the periods prior to 2006, the Company accounted for forfeitures as they occurred. Upon adoption of SFAS 123R, the Company recorded a charge of approximately $35,000 representing the cumulative effect of a change in accounting principle. This amount was recorded in general and administrative expenses in the condensed consolidated statements of operations for the year ended December 31, 2006.

The impact of the adoption of SFAS 123R on the Company's results of operations for the year ended December 31, 2006, was as follows (in thousands, except per share data):

Income from operations	$(2,860)
Income before taxes	(2,860)
Net income	(1,784)
Basic earnings per share	(0.10)
Diluted earnings per share	$(0.09)

SFAS 123R requires cash flows resulting from excess tax benefits to be classified as part of cash flows from financing activities. Excess tax benefits represent tax benefits related to exercised options in excess of the associated deferred tax asset for such options. There were no excess tax benefits as a result of adopting SFAS 123R for the year ended December 31, 2006, and no amounts were classified as an operating cash outflow or a financing cash inflow in the accompanying condensed consolidated statement of cash flows.  Net cash proceeds from the exercise of stock options were approximately $6.3 million; $7.4 million and $5.6 million for the years ended December 31, 2004, 2005 and 2006, respectively.  There was no income tax benefit realized from stock option exercises for the year ended December 31, 2006.

Stock-based compensation expense for stock options and restricted stock included in the Company's results of operations for the years ended December 31, was as follows (in thousands):

	Year Ended December 31,
	2004	2005	2006
Cost of revenues	$—	$8	$317
Selling and marketing	—	19	1,263
Software development	—	29	202
General and administrative	18	290	2,373
Total	$18	$346	$4,155

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Stock-Based Compensation —(Continued)

Prior to the adoption of SFAS 123R, the Company provided the disclosures required under SFAS 123. Employee stock-based compensation expense recognized under SFAS 123R was not reflected in the Company's results of operations for the year ended December 31, 2005. Previously reported amounts have not been restated in the Company's financial statements.

The following table illustrates the pro forma effect on operating results and per share information had the Company accounted for stock-based compensation in accordance with SFAS 123 for the years ended December 31, 2004 and 2005, (in thousands, except per share data):

	Year Ended December 31,
	2004	2005

Net income, as reported	$24,985	$6,457
Add: stock-based employee compensation expense included in reported net income	11	216
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards	(7,610)	(3,560)
Pro forma net income	$17,386	$3,113

Net income per share:
Basic — as reported	$1.38	$0.35
Basic — pro forma	$0.96	$0.17
Diluted — as reported	$1.33	$0.34
Diluted — pro forma	$0.92	$0.16

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market fund investments and United States Government Securities. As of December 31, 2005 and 2006, cash of $714,000 and $742,000, respectively, was restricted to support letters of credit for security deposits.

Short-Term Investments

The Company accounts for short-term investments in accordance with Statement of Financial Accounting Standards (“SFAS No. 115), “Accounting for Certain Investments in Debt and Equity Securities.” The Company determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date.  The Company considers all of its investments to be available-for-sale.  Investments consist of commercial paper, government/federal notes and bonds and corporate obligations with maturities greater than 90 days at the time of purchase. Available-for-sale investments with contractual maturities beyond one year are classified as current in the Company’s consolidated balance sheets because they represent the investment of cash that is available for current operations. Investments are carried at fair market value.

Scheduled maturities of investments classified as available for sale as of December 31, 2006 are as follows (in thousands):

Maturity	Fair Value
Due in:
2007	$75,400
2008-2011	25,952
2012-2016	3,159
2017 and thereafter	424
104,935
Securities with multiple maturities	15,054
Short-term investments	$119,989

Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income in stockholders’ equity until realized.  Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.  A decline in market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value.  The impairment is charged to earnings and a new cost basis for the security is established.  Dividend and interest income are recognized when earned.

The unrealized losses on the Company’s investments as of December 31, 2005 and 2006 were generated primarily from increases in interest rates. The losses are considered temporary, as the contractual terms of these investments do not permit the issuer to settle the security at a price less than the amortized cost of the investment. Because the Company has the ability to hold these investments until a recovery of fair value, which may be maturity, it does not consider these investments to be other-than-temporarily impaired as of December 31, 2005 and 2006.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Short-Term Investments — (Continued)

The components of the investments in a loss position for more than twelve months consists of the following (in thousands):

	December 31,
	2005		2006
	Aggregate Fair Value	Gross Unrealized Losses	Aggregate Fair Value	Gross Unrealized Losses
Government-sponsored enterprise obligations	$16,428	$(195)	$3,810	$(56)
Corporate debt securities	2,347	(8)	18,253	(114)
	$18,775	$(203)	$22,063	$(170)

The components of the investments in a loss position for less than twelve months consists of the following (in thousands):

	December 31,
	2005		2006
	Aggregate Fair Value	Gross Unrealized Losses	Aggregate Fair Value	Gross Unrealized Losses
Government-sponsored enterprise obligations	$7,860	$(42)	$4,442	$(13)
U.S. treasury obligations	156	(1)	—	—
Corporate debt securities	24,553	(144)	10,207	(10)
	$32,569	$(187)	$14,649	$(23)

The gross unrealized gains as of December 31, 2005 and 2006 are approximately $21,000 and $50,000 respectively.

Concentration of Credit Risk and Financial Instruments

The Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require that its customers’ obligations to the Company be secured. The Company maintains reserves for credit losses, and such losses have been within management’s expectations. The large size and widespread nature of the Company’s customer base and lack of dependence on individual customers mitigate the risk of nonpayment of the Company’s accounts receivable. The carrying amount of the accounts receivable approximates the net realizable value. The carrying value of the Company’s financial instruments including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximates fair value.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Property and Equipment

Property and equipment are stated at cost. All repairs and maintenance costs are expensed as incurred. Depreciation and amortization are calculated on the straight-line method over the following estimated useful lives of the assets:

Leasehold improvements	Shorter of lease term or useful life
Furniture and office equipment	Seven years
Research vehicles	Five years
Computer hardware and software	Two to five years

Internal use software costs are capitalized in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Qualifying costs incurred during the application development stage, which consist primarily of outside services and purchased software license costs, are capitalized and amortized over the estimated useful life of the asset. All other costs are expensed as incurred.

Goodwill, Intangibles and Other Assets

Goodwill represents the excess of costs over the fair value of assets of businesses acquired. Goodwill and intangible assets subject to amortization that arose from acquisitions prior to July 1, 2001, have been amortized on a straight-line basis over their estimated useful lives in accordance with Accounting Principles Board Opinion No. 17, “Intangible Assets”. The Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives that arose from acquisitions on or after July 1, 2001 be amortized over their respective estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

Acquired database technology, customer base and tradename are related to the Company’s acquisitions (See Notes 3 and 6). Acquired database technology and tradename are amortized on a straight-line basis over periods ranging from two to ten years. The acquired intangible asset characterized as customer base consists of one distinct intangible asset composed of acquired customer contracts and the related customer relationships. Customer bases that arose from acquisitions prior to July 1, 2001 are amortized on a straight-line basis principally over a period of ten years. Customer bases that arose from acquisitions on or after July 1, 2001 are amortized on a 125% declining balance method over ten years. The cost of capitalized building photography is amortized on a straight-line basis over five years.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Long-Lived Assets — (Continued)

Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” or “SFAS 157”, which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”) in the United States of America, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements under GAAP and is effective for fiscal years beginning after November 15, 2007. The effects of adoption will be determined by the types of instruments carried at fair value in the Company’s financial statements at the time of adoption as well as the method utilized to determine their fair values prior to adoption. Based on the Company’s current use of fair value measurements, SFAS 157 is not expected to have a material effect on the results of operations or financial position of the Company.

In June 2006, the Financial Accounting Standards Board (the "FASB") issued FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)” which is effective for fiscal years beginning after December 15, 2006 with earlier adoption encouraged. This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We do not expect the adoption of FIN 48 to have a material impact on our results of operations and financial condition.

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“SFAS 123R”), which addresses the accounting for share-based payment transactions in which the Company receives employee services in exchange for equity instruments. The statement eliminates the Company's ability to account for share-based compensation transactions as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and generally requires that equity instruments issued in such transactions be accounted for using a fair-value based method and the fair value of such equity instruments be recognized as expenses in the consolidated statements of operations.  The impact of this statement is disclosed in footnote 2.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

New Accounting Pronouncements —  (Continued)

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for accounting for and reporting a change in accounting principle. SFAS 154 requires restatement of prior period financial statements, unless impracticable, for voluntary changes in accounting principle. The retroactive application of a change in accounting principle should be limited to the direct effect of the change. Changes in depreciation, amortization or depletion methods should be accounted for prospectively as a change in accounting estimate. Corrections of accounting errors will be accounted for under the guidance contained in APB Opinion No. 20. The effective date of this new pronouncement is for fiscal years beginning after December 15, 2005 and prospective application is required.  The adoption of SFAS 154 did not have a material impact on the Company’s results of operations and financial condition.

3. ACQUISITIONS

On January 20, 2005, the Company acquired the assets of National Research Bureau (“NRB”), a leading provider of property information to the shopping center industry, from Claritas Inc. for approximately $4.1 million in cash. NRB has over 45 years of experience as a leading producer of information to the retail real estate industry, principally through its Shopping Center Directory and Shopping Center Directory on CD-ROM.

On December 21, 2006, the Company’s U.K. Subsidiary, CoStar Limited, acquired Grecam S.A.S. (“Grecam”), a provider of commercial property information and market-level surveys, studies and consulting services located in Paris, France. The Company acquired all of the assets of Grecam, together with all outstanding capital stock for approximately $2.0 million in cash.  This amount is preliminary and may be adjusted after the purchase price allocation is complete.

All of the Company’s acquisitions have been accounted for using purchase accounting.  The purchase price for each acquisition was allocated primarily to acquired database technology, customer base and goodwill.  The acquired database technology for each acquisition is being amortized on a straight-line basis over 4 years.   The customer base for each acquisition, which consists of one distinct intangible asset composed of acquired customer contracts and the related customer relationships, is being amortized on a 125% declining balance method over 10 years.  Goodwill is not amortized, but is subject to annual impairment tests.  The results of operations of NRB and Grecam have been consolidated with those of the Company since the respective dates of acquisition and are not considered material to the consolidated financial statements of the Company.  Accordingly, pro forma financial information has not been presented for any of the acquisitions.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):
	December 31,
	2005	2006

Leasehold improvements	$4,151	$4,450
Furniture, office equipment and research vehicles	12,947	18,171
Computer hardware and software	19,277	21,862
	36,375	44,483
Accumulated depreciation and amortization	(21,231)	(26,076)
Property and equipment, net	$15,144	$18,407

5. GOODWILL

Goodwill consists of the following (in thousands):
	December 31,
	2005	2006

Goodwill	$54,786	$57,720
Accumulated amortization	(11,223)	(11,223)
Goodwill, net	$43,563	$46,497

The Company recorded goodwill of approximately $3.4 million for the NRB acquisition in January 2005 and recorded goodwill of approximately $1.1 million for the Grecam acquisition in December 2006.  The remaining increase in goodwill in 2006 is related to foreign currency fluctuations.

During the fourth quarters of 2005 and 2006, the Company completed the annual impairment test of goodwill and concluded that goodwill was not impaired.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6. INTANGIBLES AND OTHER ASSETS

Intangibles and other assets consists of the following (dollars in thousands):

	December 31, 2005	December 31, 2006	Weighted- Average Amortization Period (in years)

Building photography	$5,922	$9,902	5
Accumulated amortization	(4,853)	(5,567)
Building photography, net	1,069	4,335

Acquired database technology	20,626	22,101	4
Accumulated amortization	(19,096)	(20,107)
Acquired database technology, net	1,530	1,994

Acquired customer base	43,324	44,949	10
Accumulated amortization	(24,804)	(29,414)
Acquired customer base, net	18,520	15,535

Acquired tradename	4,198	4,198	10
Accumulated amortization	(2,470)	(2,890)
Acquired tradename, net	1,728	1,308

Intangibles and other assets, net	$22,847	$23,172

Amortization expense for intangibles and other assets was approximately $7.5 million; $6.0 million and $6.1 million for the years ended December 31, 2004, 2005 and 2006, respectively.

In the aggregate, amortization for intangibles and other assets existing as of December 31, 2006 for future periods is expected to be approximately $6.1 million, $6.0million, $4.4 million, $2.5 million and $1.5 million for the years ending December 31, 2007, 2008, 2009, 2010 and 2011, respectively.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7. INCOME TAXES

The components of the provision (benefit) for income taxes attributable to operations consist of the following (in thousands):

	Year Ended December 31,
	2004	2005	2006

Current:
Federal	$105	$227	$414
State	22	57	220
Foreign	—	—	—
Total current	127	284	634
Deferred:
Federal	(13,361)	4,018	7,497
State	(2,764)	746	1,077
Foreign	(927)	(708)	(692)
Total deferred	(17,052)	4,056	7,882
Total provision (benefit) for income taxes	$(16,925)	$4,340	$8,516

The components of deferred tax assets and liabilities consists of the following (in thousands):

	December 31,
	2005	2006
Deferred tax assets:
Reserve for bad debts	$523	$610
Accrued compensation	1,213	879
Stock compensation	133	776
Net operating losses	24,213	14,747
Restructuring reserve	390	201
Alternative minimum tax credits	425	820
Other liabilities	1,331	1,119
Total deferred tax assets	28,228	19,152

Deferred tax liabilities:
Prepaids	(498)	(644)
Depreciation	(329)	(323)
Identified intangibles associated with purchase accounting	(4,775)	(4,153)
Total deferred tax liabilities	(5,602)	(5,120)

Net deferred tax asset	22,626	14,032
Valuation allowance	(687)	(337)
Net deferred taxes	$21,939	$13,695

The net long-term deferred tax liability shown on the balance sheet includes deferred tax liabilities and assets related to the U.K. operations of the Company.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7. INCOME TAXES— (Continued)

The total net deferred tax asset of approximately $14.9 million shown on the balance sheet includes the tax liabilities and assets related to the U.S. operations of the Company. The net deferred tax liability related to the U.K. operations is shown separately because the U.K. operations are subject to a separate taxing jurisdiction.

For the years ended December 31, 2005 and 2006, a valuation allowance has been established primarily for certain state net operating loss carryforwards due to the uncertainty of realization. For the year ended December 31, 2004, management determined that because of the continuing improvement of operating results and the Company’s outlook for the future it was more likely than not that the Company would realize approximately $23.1 million of its net deferred tax assets through future taxable earnings. A valuation allowance continued to be established for certain state net operating loss carryforwards due to the uncertainty of realization. Approximately $9.5 million of the release of the valuation allowance was recorded directly to additional paid-in capital as the related deferred tax asset was generated from the exercise of employee stock options.

The Company’s change in valuation allowance was approximately $140,000 and $350,000 during the years ended December 31, 2005 and 2006, respectively.  For the year ended December 31, 2006, the Company had income of approximately $23.4 million subject to applicable U.S. federal and state income tax laws and a loss of approximately $2.5 million subject to applicable U.K. tax laws.

The Company’s provision for income taxes resulted in effective tax rates that varied from the statutory federal income tax rate as follows (in thousands):

	Year Ended December 31,
	2004	2005	2006

Expected federal income tax (benefit) provision at 34%	$2,847	$3,670	$7,115
State income taxes, net of federal benefit	353	533	1,014
Foreign income taxes, net effect	76	139	119
Stock compensation	—	—	528
Increase (decrease) in valuation allowance	(20,057)	3	(267)
Other adjustments	(144)	(5)	7
Income tax expense (benefit)	$(16,925)	$4,340	$8,516

The Company paid approximately $112,000, $95,000 and $858,000 in income taxes for the years ended December 31, 2004, 2005 and 2006, respectively.

At December 31, 2006, the Company has net operating loss carryforwards for federal income tax purposes of approximately $43.1 million, which expire, if unused, from the year 2013 through the year 2023. The Company has net operating loss carryforwards for U.K. income tax purposes of approximately $4.7 million, which do not expire. The Company also has alternative minimum tax credit carryforwards of approximately $820,000.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8. COMMITMENTS AND CONTINGENCIES

The Company leases office facilities and office equipment under various noncancelable operating leases. The leases contain various renewal options. Rent expense for the years ended December 31, 2004, 2005 and 2006 was approximately $6.1 million, $6.8 million and $7.0 million, respectively.

The Company entered into a sublease agreement during December 2006 that will terminate in March 2008.  Future sublease income will total $365,000 over the remaining term.

Future minimum lease payments as of December 31, 2006 are as follows (in thousands):

2007	$7,563
2008	6,871
2009	6,051
2010	3,378
2011	2,357
2012 and thereafter	2,414
$28,634

Currently, and from time to time, the Company is involved in litigation incidental to the conduct of its business.  The Company is not a party to any lawsuit or proceeding that, in the opinion of management, is likely to have a material adverse effect on its financial position or results of operations.

9.  RESTRUCTURING CHARGES

Effective July 21, 2005, the Company closed its research center in Mason, Ohio (the “Mason Operations”). The closing of the Mason Operations resulted in a one-time pre-tax restructuring charge of approximately $2.2 million recorded in the third quarter of 2005. The third quarter restructuring charge included amounts for wages, severance, occupancy and other costs. Below is a summary of the expense recorded and the activity related to restructuring. The estimates have been made based upon management’s best estimate of amounts and timing of certain events included in the restructuring plan that will occur in the future. It is possible that the actual outcome of certain events may differ from estimates. Changes will be made to the restructuring accrual at the point that any such differences become determinable.

Restructuring expenses (in thousands):

	Accrual balance as of December 31, 2005	2006 charges utilized	Accrual balance as of December 31, 2006

Occupancy	$973	$439	$534
Wages, severance, and other costs	64	64	0
Total restructuring charge	$1,037	$503	$534

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.  STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has 2,000,000 shares of preferred stock, $0.01 par value, authorized for issuance. The Board of Directors may issue the preferred stock from time to time as shares of one or more classes or series.

Common Stock

The Company has 30,000,000 shares of common stock, $0.01 par value, authorized for issuance. Dividends may be declared and paid on the common stock, subject in all cases to the rights and preferences of the holders of preferred stock and authorization by the Board of Directors. In the event of liquidation or winding up of the Company and after the payment of all preferential amounts required to be paid to the holders of any series of preferred stock, any remaining funds shall be distributed among the holders of the issued and outstanding common stock.

11.  NET INCOME PER SHARE

The following table sets forth the calculation of basic and diluted net income per share (in thousands except per share amounts):
	Year Ended December 31,
	2004	2005	2006
Numerator:
Net income	$24,985	$6,457	$12,410
Denominator:
Denominator for basic net income per share — weighted-average outstanding shares	18,165	18,453	18,751
Effect of dilutive securities:
Stock options and warrants	662	554	414
Denominator for diluted net income per share — weighted-average outstanding shares	18,827	19,007	19,165

Net income per share — basic	$1.38	$0.35	$0.66
Net income per share — diluted	$1.33	$0.34	$0.65

Stock options and warrants to purchase approximately 1,188,000, 921,000 and 86,900 shares were outstanding as of December 31, 2004, 2005 and 2006, respectively, but were not included in the computation of diluted earnings per share because the exercise price of the stock options was greater than the average share price of the common shares and, therefore, the effect would have been anti-dilutive.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. EMPLOYEE BENEFIT PLANS

Stock Incentive Plan

In June 1998 the Company’s Board of Directors adopted the 1998 Stock Incentive Plan (the “1998 Plan”) prior to consummation of the Company’s initial public offering. The 1998 Plan provides for the grant of stock and stock options to officers, directors and employees of the Company and its subsidiaries. Stock options granted under the 1998 Plan may be incentive or non-qualified. The exercise price for an incentive stock option may not be less than the fair market value of the Company’s common stock on the date of grant.  The vesting period of the options and restricted stock grants is determined by the Board of Directors and is generally three to four years. Upon the occurrence of a Change of Control, as defined in the 1998 Plan, all outstanding unexercisable options and restricted stock grants under the 1998 Plan immediately become exercisable. The Company has reserved 3,750,000 shares of common stock for issuance under the 1998 Plan. Unless terminated sooner by the Board of Directors, the 1998 Plan will terminate in 2008.  Approximately 440,000 and 181,000 shares were available for future grant under the 1998 Plan as of December 31, 2005 and 2006, respectively.

Option activity was as follows:
	Number of Shares	Range of Exercise Price	Weighted-Average Exercise Price	Weighted Average Remaining Contract Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2003	1,921,326	$3.45 - $52.13	$22.72
Granted	487,000	$39.00 - $45.18	$41.67
Exercised	(424,166)	$3.45 - $37.13	$14.84
Canceled or expired	(133,826)	$16.13 - $44.86	$27.25
Outstanding at December 31, 2004	1,850,334	$9.00 - $52.13	$29.21
Granted	10,000	$43.17 - $43.17	$43.17
Exercised	(292,474)	$9.00 - $44.86	$25.34
Canceled or expired	(93,963)	$17.25 - $45.18	$33.68
Outstanding at December 31, 2005	1,473,897	$9.00 - $52.13	$29.76
Granted	96,900	$51.92	$51.92
Exercised	(269,755)	$9.00 - $45.18	$24.35
Canceled or expired	(26,565)	$18.28 - $45.18	$37.85
Outstanding at December 31, 2006	1,274,477	$9.00 - $52.13	$32.23	5.69	$27,186

Exercisable at December 31, 2004	886,494	$9.00 - $52.13	$25.99
Exercisable at December 31, 2005	960,454	$9.00 - $52.13	$27.04
Exercisable at December 31, 2006	929,324	$9.00 - $52.13	$28.93	4.86	$22,891

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. EMPLOYEE BENEFIT PLANS —  (Continued)

Stock Incentive Plan — (Continued)

The aggregate intrinsic value is calculated as the difference between (i) the closing price of the common stock at December 31, 2004, 2005 and 2006, respectively and (ii) the exercise prices of the underlying awards, multiplied by 424,166, 292,474, and 269,755 options as of December 31, 2004, 2005 and 2006, respectively, that had an exercise price less than the closing price on that date. The aggregate intrinsic value of options exercised was $5.5 million, $5.9 million and $7.4 million for the years ended December 31, 2004, 2005, and 2006 respectively, determined as of the date of option exercise.

At December 31, 2006, there was $12.3 million of unrecognized compensation cost related to stock-based payments, net of forfeitures, which is expected to be recognized over a weighted-average-period of 2.5 years.

The weighted-average grant date fair value of each option granted during the years ended December 2004, 2005 and 2006 was $28.90, $26.65 and $33.45 respectively.

The Company estimated the fair value of each option granted on the date of grant using the Black-Scholes option-pricing model, using the assumptions noted in the following table:

	Year Ended December 31,
	2004	2005	2006

Dividend yield	0%	0%	0%
Expected volatility	67%	64%	61%
Risk-free interest rate	3.6%	4.4%	4.7%
Expected life (in years)	5	5	5

The assumptions above and the estimation of expected forfeitures are based on multiple facts, including historical employee behavior patterns of exercising options and post-employment termination behavior, expected future employee option exercise patterns, and the historical volatility of the Company’s stock price.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. EMPLOYEE BENEFIT PLANS — (Continued)

Stock Incentive Plan — (Continued)

The following table summarizes information regarding options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number of Shares	Weighted-Average Remaining Contractual Life (in years)	Weighted-Average Exercise Price	Number of Shares	Weighted-Average Exercise Price

$9.00 - $18.06	144,247	4.13	$15.95	136,247	$15.84
$18.12 - $21.31	127,839	5.55	$19.28	111,089	$19.40
$21.67 - $28.15	189,518	5.49	$26.16	166,018	$25.91
$29.00 - $29.00	1,000	2.61	$29.00	1,000	$29.00
$30.00 - $30.00	180,000	2.25	$30.00	180,000	$30.00
$30.06 - $31.50	128,603	5.12	$30.42	108,040	$30.49
$32.00 - $39.53	166,745	6.84	$38.97	89,743	$38.80
$39.81 - $44.86	160,375	7.15	$43.38	84,437	$43.44
$45.18 - $51.92	175,150	8.83	$48.55	51,750	$45.27
$52.13 - $52.13	1,000	3.20	$52.13	1,000	$52.13
$9.00 - $52.13	1,274,477	5.69	$32.23	929,324	$28.93

The following table presents unvested restricted stock awards activity for the year ended December 31, 2006:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Unvested restricted stock at December 31, 2005	71,807	$50.14
Granted	165,290	$48.98
Vested	(17,601)	$42.57
Canceled	(7,219)	$44.93
Unvested restricted stock at December 31, 2006	212,277	$47.46

Employee 401(k) Plan

The Company maintains a 401(k) Plan (the “401(k)”) as a defined contribution retirement plan for all eligible employees.  The 401(k) provides for tax-deferred contributions of employees’ salaries, limited to a maximum annual amount as established by the Internal Revenue Service. The Company matched 100% in 2004, 2005 and 2006 of employee contributions up to a maximum of 6% of total compensation. Amounts contributed to the 401(k) by the Company to match employee contributions for the years ended December 31, 2004, 2005 and 2006 were approximately $1.2 million, $1.6 million and $2.0 million, respectively. The Company paid administrative expenses in connection with the 401(k) plan of approximately $20,000, $18,000 and $25,000 for the years ended December 31, 2004, 2005 and 2006 respectively.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. EMPLOYEE BENEFIT PLANS — (Continued)

Employee Pension Plan

The Company maintains a company personal pension plan for all eligible employees in the Company’s London, England office.  The plan is a defined contribution plan. Employees are eligible to contribute a portion of their salaries, subject to a maximum annual amount as established by the Inland Revenue. The Company contributes a match subject to the percentage of the employees’ contribution. Amounts contributed to the plan by the Company to match employee contributions for the years ended December 31, 2004, 2005 and 2006 were approximately $146,000, $175,000 and $193,000 respectively.

Employee Stock Purchase Plan

As of August 1, 2006 the Company introduced an Employee Stock Purchase Plan (“ESPP”), pursuant to which eligible employees participating in the plan authorize the Company to withhold from the employees’ compensation and use the withheld amounts to purchase shares of the Company's common stock at 90% of the market price.  Participating employees are able to purchase common stock under this plan during the offering period.  The offering period begins the Saturday before each of the Company’s regular pay dates and ends on each of the Company’s regular pay dates.   There are 95,489 shares available for purchase under the plan as of December 31, 2006 and approximately 4,000 shares of the Company’s common stock were purchased during 2006.

13. SUBSEQUENT EVENTS

On February 16, 2007, CoStar Limited, a wholly owned U.K. subsidiary of CoStar, acquired all outstanding capital stock of Propex, a U.K. company, from the shareholders of Propex pursuant to a Stock Purchase Agreement in exchange for consideration of approximately £11,000,000 (approximately $22.0 million), consisting of cash and 21,526 shares of CoStar common stock.  The purchase price is subject to decrease based on Propex’s net worth as of the closing date.  Propex provides web-based commercial property information and operates an electronic platform that facilitates the exchange of investment property in the U.K.  Its suite of electronic platforms and listing websites give users access to the U.K. commercial property investment and leasing markets.   The purchase price will be principally allocated to various working capital accounts, database technology, customer base and goodwill.  The acquired database technology and customer base will be amortized over their estimated useful lives.  Goodwill will not be amortized, but is subject to annual impairment tests.

14. BUSINESS SEGMENTS

Due to the increased size, complexity, and funding requirements associated with the Company's international expansion in 2007, the Company began to manage the business geographically in two operating segments, with the primary areas of measurement and decision-making being the United States and International, which includes the U.K. and France. Presented below is segment information for comparison purposes.  Management relies on an internal management reporting process that provides revenue and segment EBITDA, which is the Company's net income before interest, income taxes, depreciation and amortization. Management believes that segment EBITDA is an appropriate measure for evaluating the operational performance of the segments. EBITDA is used by management to internally measure operating and management performance and to evaluate the performance of the business. However, this measure should be considered in addition to, not as a substitute for income from operations or other measures of financial performance prepared in accordance with GAAP.

COSTAR GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14. BUSINESS SEGMENTS —  (Continued)

Summarized information by segment was as follows (in thousands):

	Fiscal Year Ended
	December 31,
	2004	2005	2006

Revenues
United States	$102,607	$123,360	$146,073
International	9,478	10,978	12,816
Total Revenues	$112,085	$134,338	$158,889

EBITDA
United States	$20,159	$19,372	$26,205
International	(403)	(316)	(315)
Total EBITDA	$19,756	$19,056	$25,890

Reconciliation of EBITDA to net income
EBITDA	$19,756	$19,056	$25,890
Purchase amortization in cost of revenues	(2,453)	(1,250)	(1,205)
Purchase amortization in operating expenses	(4,351)	(4,469)	(4,183)
Depreciation and other amortization	(6,206)	(5,995)	(6,421)
Interest income, net	1,314	3,455	6,845
Income tax expense, net	16,925	(4,340)	(8,516)
Net income	$24,985	$6,457	$12,410

International EBITDA includes a corporate allocation of approximately $1.0 million for the years ended December 31, 2006, 2005 and 2004. The corporate allocation represents costs allocated for services for United States employees involved in international management activities.

	Fiscal Year Ended
	December 31,
	2005	2006
Property and equipment, net
United States	$14,203	$16,907
International	941	1,500
Total property and equipment, net	$15,144	$18,407

Assets
United States	$246,547	$271,179
International	25,285	33,718
Total segment assets	$271,832	$304,897

Reconciliation of segment assets to total assets
Total segment assets	$271,832	$304,897
Investment in subsidiaries	(18,343)	(18,343)
Intercompany receivables	(5,430)	(11,117)
Total assets	$248,059	$275,437